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                                                                 EXHIBIT 21.1

                                     SUBSIDIARIES

SUBSIDIARIES OF ELGAR HOLDINGS, INC.:

     Elgar Electronics Corporation (100% wholly owned)

SUBSIDIARIES OF ELGAR ELECTRONICS CORPORATION:

     Elgar FSC Corporation (100% wholly owned)

     Power Ten (100% wholly owned)